As filed with the Securities and Exchange Commission on July 11, 2008

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

NEXMED, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	87-0449967
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

89 TWIN RIVERS DRIVE
EAST WINDSOR, NEW JERSEY	08520
(Address of Principal Executive Offices)	(Zip Code)
___________________

NEXMED, INC.
Amended 2006 Stock Incentive Plan
(Full Title of the Plan)
___________________

VIVIAN H. LIU	Copy to:
President and Chief Executive Officer	Robert L. Kohl, Esq.
NexMed, Inc.	Katten Muchin Rosenman LLP
89 Twin Rivers Drive	575 Madison Avenue
East Windsor, NJ 08520	New York, New York 10022
(609) 371-8123 (Name, Address and Telephone Number of Agent for Service)	(212) 940-8800
___________________

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock	2,000,000 (3)	$1.48	$2,960,000	$116.33

(1)
This Registration Statement also covers an indeterminate number of shares of NexMed, Inc. Common Stock that may be issuable by reason of stock dividends, extraordinary cash dividends, or other adjustment provisions of the Amended 2006 Stock Incentive Plan in accordance with Rule 416 under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the bid and sale prices of the Common Stock on July 7, 2008.

(3)	Such shares are issuable under the registrant’s Amended 2006 Stock Incentive Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") relates to the registration of 2,000,000 shares of common stock, par value of $0.01 per share of NexMed, Inc. (the “Registrant”) that may be issued upon the exercise of options granted, the grant of restricted stock awards, or the grant of stock appreciation rights under the Registrant’s Amended 2006 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

_____________________

*
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

b.	Our Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007;

c.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

d.	Our Current Report on Form 8-K filed on April 24, 2008;

e.	Our Current Report on Form 8-K filed on May 14, 2008;

f.	Our Amendment to Current Report on Form 8-K/A filed on May 30, 2008;

g.	Our Current Report on Form 8-K filed on July 1, 2008;

h.	Our Current Report on Form 8-K filed on July 3, 2008;

i.	Our Proxy Statement on Schedule 14A filed on April 18, 2008 (except for information contained therein which is furnished); and

j.
The description of our securities contained in our Registration Statement on Form S-3 (File No. 333-46976), dated September 29, 2000, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K). Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation and our Second Amended and Restated By-Laws as against certain liabilities. Our Amended and Restated Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time. Our Second Amended and Restated By-Laws contain provisions that implement the indemnification provisions of our Amended and Restated Articles of Incorporation.

Pursuant to Article X of our Amended and Restated Articles of Incorporation, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statutes of Nevada. This Article X also says that if Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended from time to time. Pursuant to Section 8.1 of our Amended and Restated By-Laws, no officer or director shall be personally liable for any obligations arising out of any of his or her acts or conduct performed for or on our behalf. Nevada Revised Statutes Section 78.138 currently provides that a director or officer shall not be individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. These provisions of Nevada law are self-executing so, to the extent our Amended and Restated Articles of Incorporation or Second Amended and Restated By-Laws would be deemed to be inconsistent with Nevada Revised Statutes Section 78.138, the provisions of such statute, which limit the personal liability of our directors and officers, will control.

Pursuant to Article XI of our Amended and Restated Articles of Incorporation, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was or has agreed to become a director or officer of our company or is serving at our request as a director or officer of another entity or enterprise, to the fullest extent permitted by applicable law, against any and all loss, liability and expenses, including attorneys’ fees, costs, damages, judgments, fines, amounts paid upon judgments, and ERISA excise taxes or penalties, actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal. This right to indemnification shall continue for any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

Article XI of our Amended and Restated Articles of Incorporation also provides that we shall pay the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only upon receipt of an undertaking from the director or officer to repay the advanced amounts in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses.

Section 8.1 of our Second Amended and Restated By-Laws requires us to indemnify and hold harmless each person and his or her heirs and administrators who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by any reason of his or her having been a director of officer or by reason of any action alleged to have been taken or omitted to have been taken by him or her as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability, including power to defend such person from all suits as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her own negligence or willful misconduct. We, our directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing to do so in reliance upon the advice of counsel.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity for which such person is or was serving in such capacity at the request of the corporation, who was or is a party to any threatened, pending or completed action, suit or proceeding, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions brought by or in the right of corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by the corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination of indemnification must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We also maintain directors and officers liability insurance with Carolina Casualty Insurance Company and RSUI Indemnity Company with total liability limits of $10,000,000 per occurrence and in the aggregate. With some exceptions (fraud and Section 16(b) violations, for example) this coverage extends to most securities law claims.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description

4.1
Form of common stock certificate (filed as Exhibit 3.1 to Registrant’s Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997, including any amendment or report filed for the purpose of updating such information, and incorporated herein by reference).

4.2
Rights Agreement and form of Rights Certificate (incorporated herein by reference to Exhibit 4 to Registrant’s Current Report on Form 8-K filed with the Commission on April 10, 2000) and Amendment No. 1 to Rights Agreement (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on January 22, 2007).

4.3	NexMed, Inc. 2006 Stock Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement, filed on April 6, 2006).

4.4	NexMed, Inc. Amendment to 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement, filed on April 18, 2008).

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP (regarding validity of common stock being registered).*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Amper, Politziner & Mattia, P.C., Independent Registered Public Accounting Firm.*

23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*
* filed herewith

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Windsor, State of New Jersey, on this 9th day of July, 2008.

NEXMED, INC.

Date: July 9, 2008
	By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Vivian H. Liu and Mark Westgate each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Vivian H. Liu	President, Chief Executive Officer and	July 9, 2008
Vivian H. Liu	Director (Principal Executive Officer)

/s/ Mark Westgate	Vice President, Finance and Chief Financial	July 9, 2008
Mark Westgate	Officer (Principal Financial and Accounting Officer)

/s/ Richard J. Berman	Director	July 9, 2008
Richard J. Berman

/s/ Arthur D. Emil	Director	July 9, 2008
Arthur D. Emil

/s/ Leonard A. Oppenheim	Director	July 9, 2008
Leonard A. Oppenheim

/s/ David S. Tierney, MD	Director	July 9, 2008
David S. Tierney, MD

/s/ Martin R. Wade, III	Director	July 9, 2008
Martin R. Wade, III